EXHIBIT 24
July 22, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Re:	Authorization to Sign Section 16 Forms

To whom it may concern:

        Until further notice, I hereby individually authorize Mark C. McBride, Senior Vice President and Corporate Controller of EnergySolutions, Inc.
("EnergySolutions") and Jill Wadsworth and Heidi
Nakaishi, Executive Assistants at EnergySolutions, to sign on my behalf a Form 3 and any Form 4 or Form 5 or related form that I may file hereafter in connection with my direct or indirect ownership of EnergySolutions securities, and to undertake any other action of any type whatsoever in connection with the foregoing which in his or her opinion may be of benefit to, in the best interest of, or legally required by me.

Very truly yours,

/s/ Breke Harnagel

Breke Harnagel